Exhibit 99.1

Quanterix Corporation Releases Operating Results for Second Quarter 2018

66% revenue growth

Integration of Aushon in process

Lexington, Mass. — August 8, 2018 —Quanterix Corporation (NASDAQ:QTRX), a company digitizing biomarker analysis to advance the science of precision health, today announced financial results for the three months and six months ended June 30, 2018.

“We are continuing to achieve strong momentum, as made evident by our performance in this second quarter, showing steady growth in terms of both product and company revenue,” said Chief Executive Officer, President and Chairman, Kevin Hrusovsky. “We are at a pivitol point in our industry, where biomarkers are being recognized as increasingly representing a critical opportunity for accelerating drug approvals and helping to fuel demand for our technology for pharma services and drug development.”

Second Quarter 2018 Financial Highlights

Key financial results for the second quarter are shown below:

•                  Q2 revenue of $8.6M versus prior year Q2 of $5.2M, an increase of 66%.

•                  Q2 product revenue was $5.2M versus prior year Q2 of $3.3M, an increase of 56%.

•                  Q2 Service and Other revenue totaled $3.2M versus prior year Q2 of $1.6M, an increase of 97%.

YTD 2018 Financial Highlights

Key financial results for 2018 YTD are shown below:

•                  YTD revenue of $16.2M versus prior year $10.6M, an increase of 53%.

•                  YTD product revenue of $9.9M versus prior year $6.8M, an increase of 47%.

•                  YTD Service and Other revenue of $5.7M versus prior year $3.3.M, an increase of 75%.

Second Quarter 2018 Business Highlights

•                  SR-X platform momentum continues to build, with 22 assays now available

•                  Cadence of publications continued to increase with 40 new publications featuring Simoa technology in Q2 alone, bringing total to >250

•                  Continued commercial acceleration in Pharma Services, including significant build out of CLIA lab capabilities to handle increased sample volume

•                  Major presence at American Association for Cancer Research (AACR) 2018 Annual Conference, broadening reach into oncology and liquid tumor biopsy market

•                  Kevin Hrusovsky invited to speak at PULSE:  The Atlantic Summit on Healthcare

•                  Attendance at 10 industry tradeshows and conferences in North America and Europe spanning multiple therapeutic areas

•                  Created new integrated marketing and inside sales lead generation team to fuel accelerated pipeline development

•                  Developed and began promoting a major webinar scheduled in September on “Disrupting Drug Development with Digital Biomarkers” featuring Kevin Hrusovsky, CEO and Chairman of Quanterix, Dr. Henrik Zetterberg of the University of Gothenburg, and Dr. Andy Nixon of Duke University

Conference Call

In conjunction with this announcement, Quanterix Corporation will host a conference call on August 8, 2018, at 4:30 p.m. EDT to discuss the Company’s financial results and business outlook. To access this call, dial (833) 686-9351 for domestic callers, or (612) 979-9890 for international callers. Please reference the following conference ID: 4299369.

A live webcast will be accessible on the Investors section of Quanterix’ website: http://www.quanterix.com. The webcast will be available on the Company’s website for one year following completion of the call.

Financial Highlights (in thousands)

Quanterix Statement of Operations

	Q2 2018	Q2 2017	YTD 2018	YTD 2017
Product revenue	$5,200	$3,337	$9,945	$6,762
Service and other revenue	3,174	1,608	5,681	3,252
Collaboration revenue	269	268	538	537
Total revenue	$8,643	$5,213	$16,164	$10,551

Cost of product revenue	$2,945	$1,835	$5,718	$3,668
Cost of Service Rev	1,725	1,198	3,301	2,342
Cost of collaboration revenue	—	—	—	—
Research and development	3,706	3,904	7,349	8,153
Selling, General and administrative	7,579	4,748	14,270	8,913
Total operating expenses	$15,955	$11,685	$30,638	$23,076

Interest income (expense), net	$16	$(241)	$(9)	$(496)
Other income (expense), net	(47)	78	(62)	(2)
Net loss	$(7,343)	$(6,635)	$(14,545)	$(13,023)

Quanterix Balance Sheet

	6/30/18	12/31/17
Cash	$60,474	$79,682
AR	3,586	5,599
Inventory	5,486	3,571
Prepaid and other	1,152	400
Total current assets	$70,698	$89,252

Property and equipment, net	$2,406	$1,874
Intangible assets and goodwill	3,984	0
Other non-current assets	684	653
Total assets	$77,772	$91,779

Accounts payable/accrued expenses	$9,610	$9,736
Deferred revenue	6,141	4,942
Current portion of long term debt	7,605	5,036
Total current liabilities	$23,356	$19,714

Deferred revenue, net of current portion	$1,135	$1,709
Long term debt	0	4,346
Other non-current liabilities	106	144
Total liabilities	$24,597	$25,913

Total stockholders equity	$53,175	$65,866

Total liabilities and stockholders deficit	$77,772	$91,779

About Quanterix

Quanterix is a company that’s digitizing biomarker analysis with the goal of advancing the science of precision health. The company’s digital health solution, Simoa, has the potential to change the way in which healthcare is provided today by giving researchers the ability to closely examine the continuum from health to disease. Quanterix’ technology is designed to enable much earlier disease detection, better prognoses and enhanced treatment methods to improve the quality of life and longevity of the population for generations to come. The technology is currently being used for research applications in several therapeutic areas, including oncology, neurology, cardiology, inflammation and infectious disease. The company was established in 2007 and is located in Lexington, Massachusetts. For additional Information, please visit https://www.quanterix.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “expect,” “plan,” “anticipate,” “estimate,” “intend” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. Forward-looking statements in this news release are based on Quanterix’ expectations and assumptions as of the date of this press release. Each of these forward-looking statements involves risks and uncertainties. Factors that may cause Quanterix’ actual results to differ from those expressed or implied in the forward-looking statements in this press release are discussed in Quanterix’ filings with the U.S. Securities and Exchange Commission, including the “Risk Factors” sections contained therein. Except as required by law, Quanterix assumes no obligation to update any forward-looking statements contained herein to reflect any change in expectations, even as new information becomes available.

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Contacts:

Quanterix, Inc.

Joseph Driscoll, CFO 617-301-9495

jdriscoll@quanterix.com

PAN Communications

Lindsay Poole, 617-502-4300

quanterix@pancomm.com